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                                                                  EXHIBIT 10.08

                    AMENDED AND RESTATED SEVERANCE AGREEMENT

    This Amended and Restated Severance Agreement (the "AGREEMENT") is entered into as of August 15, 1997 (the "EFFECTIVE DATE") by and between Silicon Image, Inc., a California corporation (the "COMPANY"), and Scott A. Macomber ("EXECUTIVE"). This Agreement supersedes in its entirety that certain Severance Agreement dated as of April 22, 1997 by and between the Company and Executive (the "PRIOR SEVERANCE AGREEMENT").

                                    RECITALS

    WHEREAS, the Company and Executive are parties to the Prior Severance Agreement and desire to amend and restate the Prior Severance Agreement as set forth in this Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. PURPOSES. The purpose of this Agreement is to enhance Executive's ability to perform effectively by providing him with employment security.

    2.   DEFINITIONS.  As used in this Agreement:

    "CAUSE" shall mean any of the following grounds for termination of
Executive:

         (i) Executive's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after there is delivered to him by the Board of Directors a written demand for substantial performance which sets forth in detail the specific respects in which it believes he has not substantially performed his duties; or

         (ii) Executive's willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company.

         No act, or failure to act, by the Executive shall be considered "willful" if done, or omitted to be done, by him in good faith and in the reasonable belief that his act or omission was in the best interest of the Company and/or required by applicable law.

    "COMPETE WITH THE COMPANY" means, directly or indirectly, to engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management, or control of, any person, firm, corporation or business that engages in a "Restricted Business", as such term is defined hereafter. "RESTRICTED BUSINESS" shall mean any business that is engaged or involved in (or, to Executive's knowledge after due inquiry, planning or preparing to engage or become involved in) research, development, production, marketing, leasing, selling or servicing any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by the Company or any subsidiary or affiliate of the Company (or, to Executive's knowledge after due inquiry, with a product or service that the Company or any such subsidiary or affiliate is planning or preparing to design, develop, manufacture, market or sell).

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    "DISABILITY" shall mean a physical or mental illness or injury which, as determined by the Company, has continuously prevented Executive from performing his duties with the Company for a period of six months prior to termination.

    "GOOD REASON" shall mean any of the following grounds for termination of employment by Executive based upon prior constructive termination by the Company.

         (i) without Executive's express written consent, a change in his titles or offices from those that he holds as of the Effective Date such that he no longer is an officer and a director of the Company, except either (I) in connection with the termination of his employment for Cause or Disability or as a result of his death or (II) in connection with an acquisition of the Company, whether by purchase, merger, consolidation or otherwise, in which Executive is offered employment with the successor corporation in a position where Executive's duties and responsibilities with respect to the Company's former business are comparable to Executive's duties and responsibilities in his position with the Company on the Effective Date and where Executive's base salary and any bonus compensation formula applicable to him are comparable to Executive's base salary and any bonus compensation formula applicable to him as in effect on the Effective Date; PROVIDED THAT whether or not Executive is a member of the Board of Directors or an officer of the successor corporation, after the consummation of such acquisition shall not be considered a factor in determining whether, in Executive's position with the successor corporation Executive's duties and responsibilities with respect to the Company's former business are comparable to Executive's duties and responsibilities in his position with the Company on the Effective Date.

         (ii) a material reduction by the Company in Executive's base salary or in any bonus compensation formula applicable to him as in effect on the Effective Date;

         (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled on the Effective Date with the result that Executive's overall benefits package is significantly reduced after the Effective Date; or the taking of any action by the Company which would materially and adversely affect his participation in any plan, program or policy generally applicable to employees of the Company or any successor of the Company (including but not limited to paid vacation days) or deprive his in a material way of any fringe benefits enjoyed by him on the Effective Date;

         (iv) the Company's requiring any purported termination of Executive's employment by the Company other than for Cause, Disability or death; or

         (v) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated by Section 8 hereof.

    3.   BENEFITS UPON TERMINATION.

         (i) If, within the period beginning on the Effective Date and ending on December 31, 2000, the Company shall terminate Executive's employment other than for Cause, Disability or death, or if the Executive shall terminate his employment for Good Reason, then:

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                (a)   for six months following Executive's termination,
Executive shall be available to consult the Company from time to time as the Company may request, and the Company shall continue to pay to Executive his then-current salary, less applicable withholding taxes, on the Company's normal payroll dates during that period; and

                (b) all of Executive's options to purchase the Company's common stock, shall, as of the date of employment termination, be immediately exercisable in full and shall remain exercisable for the periods specified in such options or the plans governing such options, and all shares of the Company's common stock owned by Executive shall immediately be released from any and all vesting restrictions; PROVIDED THAT Executive's options to purchase the Company's common stock, that but for the provisions of this
Section 3(b) would not be exercisable, shall not be immediately exercisable and shall continue to be subject to any and all vesting restrictions if (I) acceleration of vesting of such options pursuant to this Section 3(b) would cause an acquisition of the Company, whether by purchase, merger, consolidation or otherwise, to fail, in the opinion of the Company's independent auditors, to meet the requirements for accounting for such acquisition as a pooling of interests and (II) the Company arranges for Executive to receive compensation having substantially the same value to Executive as accelerated vesting of such options would have had.

         (ii) If, within the period beginning on the Effective Date and ending on December 31, 2000, Executive's employment with the Company shall terminate for any reason not described in the preceding paragraph (i), then the Company may in its sole discretion notify Executive that it is choosing to pay Executive the amounts described in subparagraph (a) of the preceding paragraph (i), and Executive shall be available to consult to the Company from time to time as the Company may request.

         (iii) During any period that Executive is receiving payments under subparagraph (a) of paragraph (i) above (the "RESTRICTED PERIOD"):

                (a) Executive shall not Compete with the Company in any geographic area where the Company or any subsidiary or affiliate of the Company engages in business or maintains sales or service representatives or employees;

                (b) Executive will inform any prospective new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy hereof; and

                (c) Executive will promptly notify the Company in writing of any new employment.

    4. DISPUTES. To dispute a termination for Good Reason by Executive, the Company must give written notice of such dispute to Executive within thirty
(30) days after his date of termination. To dispute a termination by the Company or any failure to make payments claimed to be due hereunder, Executive must give written notice of such dispute to the Company within thirty (30) days after the termination or the date on which a payment claimed by him to be due hereunder was due to be made, as the case may be.

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    5.   ARBITRATION.  Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

    6. ATTORNEY'S FEES. If any dispute under Section 4 is finally determined in Executive's or Company's favor, the other party shall pay all reasonable fees and expenses, including attorneys' and consultants' fees, incurred by the prevailing party in good faith in connection therewith.

    7. TERM OF AGREEMENT. This Agreement shall continue in effect until December 31, 2000, unless sooner terminated by written agreement of the Company and Executive, provided, that if at the time of such termination Company is making payments to Executive pursuant to Section 3, Company shall continue to make payments for so long as required by that section. Executive will have no right to the benefits described in Section 3 if Executive's employment with the Company or its successor is terminated for any reason or no reason after the expiration of this Agreement.

    8. COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" includes any successor to its business or assets which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    9. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on he last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    10. AMENDMENT OR WAIVER. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    11. EXECUTIVE'S SUCCESSORS. The Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts

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are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designees, to his estate.

    12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    13. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of California.

    14. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Company and the Executive with respect to the matters set forth herein.

    IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

Silicon Image, Inc.                    Executive

By: /s/ David D. Lee                           /s/ Scott A. Macomber
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Printed Name:   David D. Lee           Address: 25980 Vinedo Lane
             -----------------------           -------------------------------

Title:   CEO                                  Los Altos Hills, CA 94022
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                                              August 25, 1997








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